Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Full-Year and Fourth Quarter 2010:

•	Full-Year Net Revenues of $31.6 Billion and Income from Continuing Operations of $2.44 per Diluted Share

•	Fourth Quarter Net Revenues of $7.8 Billion and Income from Continuing Operations of $0.43 per Diluted Share

•	Net Revenues for Full-Year and Fourth Quarter Include Negative Impact of $873 Million and $945 Million, Respectively for Tightening of Morgan Stanley’s Debt-Related Credit Spreads

•
Firm Delivered Strong Full-Year Results in Investment Banking, Ranked #1 in Global IPOs, #1 in Global Equity and #2 in Global M&A, and Improved Performance in Global Wealth Management and Asset Management

•	Book Value per Common Share Increased 16% During the Year to $31.49

NEW YORK, January 20, 2011 – Morgan Stanley (NYSE: MS) today reported income of $4.5 billion, or $2.44 per diluted share,1 from continuing operations applicable to Morgan Stanley for the year ended December 31, 2010 compared with income of $1.3 billion, or a loss of $0.82 per diluted share, a year ago.  Net revenues were $31.6 billion for the year compared with $23.4 billion a year ago.  Net revenues in the current year included negative revenue of $873 million, or $0.30 per diluted share, related to Morgan Stanley’s debt-related credit spreads (DVA)2,3 compared with negative revenue from DVA of $5.5 billion in the prior year.  Comparisons of current year results with the prior year were affected by the results of Morgan Stanley Smith Barney joint venture (MSSB),4 which closed on May 31, 2009.  The results for the year also included approximately $1.0 billion, or $0.65 per diluted share, associated with discrete tax gains.

Compensation expenses of $16.0 billion increased from $14.4 billion a year ago.  The increase primarily reflected higher compensation costs related to MSSB4 and a charge of $272 million related to the U.K. government’s payroll tax on 2009 discretionary bonuses.5  The Firm’s compensation to net revenue ratio for the current year was 51% compared with 62% a year ago.  These ratios were adversely affected by DVA, which reduced net revenues in both periods.  Non-compensation expenses of $9.4 billion increased from $8.0 billion a year ago primarily due to the inclusion of MSSB.4

Income from continuing operations applicable to Morgan Stanley for the current quarter was $867 million, or $0.43 per diluted share,1 compared with income of $460 million, or $0.18 per diluted share, for the same period a year ago.  Net revenues were $7.8 billion for the current quarter compared with $6.8 billion a year ago.  Net revenues in the current quarter included negative revenue of $945 million, or $0.36 per diluted share, related to DVA6 compared with negative revenue from DVA of $589 million in the prior year’s fourth quarter.  In addition, results for the current quarter included a pre-tax gain of $668 million, or $0.17 per diluted share, from the sale of the Firm’s investment in China International Capital Corporation Limited (CICC).

Compensation expenses were $4.1 billion compared with $3.8 billion in last year’s fourth quarter.  The Firm’s compensation to net revenue ratio for the current quarter was 52% compared with 55% a year ago.  These ratios were adversely affected by DVA, which reduced net revenues in both periods.  Non-compensation expenses of $2.6 billion increased 6% from a year ago.

For the year, the net income applicable to Morgan Stanley, including discontinued operations, was $2.63 per diluted share, compared with a net loss of $0.77 per diluted share in 2009.7  For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.41 per diluted share, compared with net income of $0.29 per diluted share a year ago.

Full Year Business Highlights

•
The Firm delivered strong Investment Banking results across our advisory and underwriting businesses in 2010, with net revenues of $4.3 billion for the year.  The Firm ranked #1 in global IPOs, #1 in global Equity and #2 in global announced and completed M&A8 – advising on eight of the top 10 announced transactions of 2010.  Equity capital markets achieved the highest market share in a decade.

•
Equity sales and trading results reflected solid customer flows in the cash and derivatives businesses and improved results in prime brokerage.  Fixed income results reflected the difficult environment while we continue to make progress building out our Interest Rate, Credit & Currency (IRCC) business.

•
Global Wealth Management Group delivered improved performance this year – with net revenues of $12.6 billion.  Despite a challenging retail environment for much of the year, net new client assets were $22.9 billion, including $14.1 billion in the fourth quarter.  Turnover of top revenue-producing global representatives for the year was near historic lows.

•
Asset Management delivered significantly improved performance this year – with net revenues of $2.7 billion and improved profitability.  Asset Management also has continued to deliver solid investment performance, with over 70% of its long-term strategies outperforming their respective benchmarks on a 3, 5 and 10-year basis (as of December 2010).

•
The Firm continued to build its international business this year – including the launch of its Japanese joint venture. The Firm also completed the sale of its investment in CICC, which allowed the Firm to proceed with a new joint venture with China Fortune Securities Co., Ltd.

James P. Gorman, President and Chief Executive Officer, said, "Morgan Stanley delivered improved performance across most of our businesses during the fourth quarter, and the strength of our premier client franchise was evidenced by participation in virtually every major transaction that helped raise capital for governments and leading corporations across the globe.  Despite this year’s challenging markets, we delivered strong results in Investment Banking enhancing our leadership positions in M&A, global equity and IPOs based on the strength of our banking, capital markets and equities teams.  While we made progress in building out our Fixed income business through investments in both people and technology, there is more to be done to drive revenue and market share growth.  In Global Wealth Management, the strong performance we delivered in the fourth quarter – and the strong net new asset growth we achieved during 2010 – are the clearest signs yet of the important progress we have made in integrating Morgan Stanley Smith Barney.  Our Asset Management business also delivered significantly improved performance this year, as we refocused the business around our core strengths, hired key talent and addressed legacy issues.

“Throughout 2010, we continued driving forward a wide range of important strategic initiatives – from the launch of our Japanese joint venture with Mitsubishi and the sale of our CICC stake to the planned separation of our Process Driven Trading business and the sale of our Invesco shares.  I am pleased with the progress we made this year, but there is a great deal of work to do across Morgan Stanley’s global franchise as we look to deliver first-class service to our clients and long-term value to our shareholders and employees," Gorman added.

Summary of Business Segment Results
($ millions)
	Institutional Securities		Global Wealth Management		Asset Management
	Net	Pre-Tax	Net	Pre-Tax	Net	Pre-Tax
	Revenues (1)	Income	Revenues	Income	Revenues	Income
FY 2010	$16,366	$4,338	$12,636	$1,156	$2,723	$723
FY 2009	$12,853	$1,088	$9,390	$559	$1,337	($653)
4Q 2010	$3,618	$437	$3,353	$390	$858	$356
3Q 2010	$2,895	$241	$3,104	$281	$802	$279
4Q 2009	$3,231	$461	$3,139	$231	$510	($37)

(1) Net revenues for FY 2010, FY 2009, 4Q 2010, 3Q 2010 and 4Q 2009 include negative revenue from DVA of $873 million, $5,510 million, $945 million, $731 million and $589 million, respectively.

INSTITUTIONAL SECURITIES

FULL YEAR
Institutional Securities reported pre-tax income from continuing operations of $4.3 billion compared with pre-tax income from continuing operations of $1.1 billion in 2009.  Net revenues were $16.4 billion compared with $12.9 billion a year ago.  DVA resulted in negative revenue of $873 million in the current year compared with negative revenue of $5.5 billion a year ago.3  Due to the significant difference in the amount of DVA in the comparative periods, the following discussion for fixed income and equity sales and trading focuses on current year results.  The year’s pre-tax margin was 27%.9

•	Advisory revenues of $1.5 billion were essentially unchanged from a year ago.

•
Underwriting revenues of $2.8 billion declined 5% from last year.  Equity underwriting revenues of $1.5 billion declined from $1.7 billion last year on lower market volume.  Fixed income underwriting revenues increased 8% to $1.4 billion from last year primarily due to increased high yield issuance volumes and higher loan syndication fees.

•
Fixed income sales and trading net revenues were $5.9 billion for the year and reflected negative revenue of $703 million related to DVA.3  Results for the current year primarily reflected solid customer flows in IRCC, which were partly offset by a challenging environment.  Commodities results reflected low levels of client activity and market volatility.

•
Equity sales and trading net revenues were $4.8 billion for the year and reflected negative revenue of $121 million related to DVA.3  Results in the cash and derivatives businesses reflected solid customer flows in a challenging environment.  Prime brokerage results for the year reflected higher client balances.

•
Other sales and trading net losses of $441 million for the year included net mark-to-market losses on loans and lending commitments and funding costs, including costs related to the amount of liquidity held by the Firm’s U.S. subsidiary banks.

•
Investment gains were $809 million compared with losses of $864 million last year.  The results for the current year primarily reflected a realized gain of $313 million on a principal investment and gains on principal investments in real estate and investments for the benefit of employee deferred compensation and co-investment plans, compared with losses in the prior year.10

•	Other revenues of $1.0 billion for the year included the gain from the sale of the Firm’s investment in CICC noted above.

•
Compensation expenses were $7.1 billion compared with $7.2 billion for the prior year.  Compensation expense for the current year included a charge of $269 million related to the U.K. government’s payroll tax on 2009 discretionary bonuses.  The compensation to net revenue ratio for the current year, including the U.K. bonus tax, was 43% compared with 56% in the prior year.  Non-compensation expenses of $4.9 billion increased 9% from a year ago and primarily reflected higher levels of business activity and ongoing investments in technology.

FOURTH QUARTER
Institutional Securities reported pre-tax income from continuing operations of $437 million compared with pre-tax income from continuing operations of $461 million in the fourth quarter of last year.  Net revenues were $3.6 billion compared with $3.2 billion a year ago.  DVA resulted in negative revenue of $945 million in the current quarter compared with negative revenue of $589 million a year ago.6  The quarter’s pre-tax margin was 12%.9

•	Advisory revenues of $484 million decreased 9% from a year ago and reflected lower completed market volumes.

•
Underwriting revenues of $1.0 billion increased 9% from last year’s fourth quarter.  Equity underwriting revenues of $661 million increased from $627 million in last year’s fourth quarter on higher market volume.  Fixed income underwriting revenues increased 15% to $370 million from last year’s fourth quarter primarily due to increased high yield issuance volumes and higher loan syndication fees.

•
Fixed income sales and trading losses were $29 million compared with net revenues of $663 million in last year’s fourth quarter.  DVA resulted in negative revenue of $842 million in the current quarter compared with negative revenue of $453 million a year ago.  Results reflected lower levels of activity.

•
Equity sales and trading net revenues were $1.1 billion compared with net revenues of $774 million in last year’s fourth quarter.  DVA resulted in negative revenue of $103 million in the current quarter compared with negative revenue of $221 million a year ago.  Net revenues increased from a year ago primarily reflecting higher results in the cash and derivatives businesses driven by improved levels of client activity.

•
Other sales and trading revenues were $2 million compared with net revenues of $272 million in the fourth quarter of last year.6  Results in the current quarter included net losses on loans and commitments compared with net revenues in the prior year quarter which also included gains from other hedging activities.

•
Investment gains were $316 million compared with gains of $69 million in the fourth quarter of last year.  Results for the current quarter primarily reflected higher equity valuations, and gains on principal investments in real estate and investments for the benefit of employee deferred compensation and co-investment plans.

•	Other revenues of $733 million for the current quarter primarily included the gain from the sale of the Firm’s investment in CICC noted above.

•
Compensation expenses of $1.8 billion increased from $1.5 billion a year ago and primarily reflected higher net revenues and an increase in headcount.  The compensation to net revenue ratio for the current quarter was 49% compared with 46% in the fourth quarter of the prior year.  Non-compensation expenses of $1.4 billion increased 9% from a year ago.

•
Morgan Stanley’s average aggregate trading and non-trading Value-at-Risk (VaR) measured at the 95% confidence level was $171 million compared with $189 million in the third quarter of 2010.  Average trading VaR was $132 million compared with $142 million in the third quarter of 2010.

GLOBAL WEALTH MANAGEMENT GROUP

FULL YEAR
Global Wealth Management Group reported pre-tax income from continuing operations of $1.2 billion compared with a pre-tax income from continuing operations of $559 million in 2009.  Comparisons of current year results with prior periods were affected by the results of MSSB,4 which closed on May 31, 2009.  The year’s pre-tax margin was 9%.9  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $855 million.11

•	Net revenues were $12.6 billion compared with $9.4 billion a year ago. The increase primarily reflected incremental net revenues following the closing of MSSB.

•
Compensation expenses of $7.8 billion increased from $6.1 billion a year ago primarily due to the inclusion of MSSB for the full year.  The compensation to net revenue ratio for the current year was 62% compared with 65% a year ago.  Non-compensation expenses of $3.6 billion increased from $2.7 billion a year ago primarily due to the inclusion of MSSB.

•	Total client assets were $1.7 trillion at year-end. Client assets in fee-based accounts were $470 billion and represented 28% of total client assets. Net new assets for the year were $22.9 billion.

•	The 18,043 global representatives at year-end achieved average annualized revenue per global representative of $742,000 and total client assets per global representative of $93 million.

FOURTH QUARTER
Global Wealth Management Group reported pre-tax income from continuing operations of $390 million compared with pre-tax income from continuing operations of $231 million in the fourth quarter of last year.  The quarter’s pre-tax margin was 12%.9  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $284 million.11

•	Net revenues were $3.4 billion compared with $3.1 billion a year ago and primarily reflected higher net interest and commission revenues.

•
Compensation expenses of $2.0 billion increased 2% from a year ago.  The compensation to net revenue ratio for the current quarter was 59% compared with 63% a year ago.  Non-compensation expenses of $968 million increased from $943 million a year ago.

•	Net new assets for the quarter were $14.1 billion.

ASSET MANAGEMENT

FULL YEAR
Asset Management reported pre-tax income from continuing operations of $723 million compared with a pre-tax loss from continuing operations of $653 million in 2009.  The year’s pre-tax margin was 27%.9  Income after the non-controlling interest allocation and before taxes was $315 million.

•
Net revenues were $2.7 billion compared with $1.3 billion a year ago.  Results for the current year included gains of $431 million in Merchant Banking related to principal investments held by certain consolidated real estate funds.12  Current year results in the Core business13 included impairment charges of $126 million related to FrontPoint Partners LLC (FrontPoint),14 which were partly offset by a pre-tax gain of $96 million from the sale of the Firm’s shares of Invesco Ltd. (Invesco gain).

•
Net revenues in the Core business13 of $1.5 billion declined 2% from the prior year.  The decrease in net revenues primarily reflected the FrontPoint impairment charges noted above,14 partly offset by higher management and administration fees and the Invesco gain noted above.  In addition, the prior year included gains of $164 million related to the disposition of the remaining securities issued by structured investment vehicles previously held on the Firm’s balance sheet.

•
Net revenues in the Merchant Banking business were $1.2 billion compared with losses of $194 million in 2009.  The increase in net revenues primarily reflected the gains on principal investments noted above12 and higher gains on principal investments in the private equity business compared with prior year losses primarily from principal investments in the real estate business.

•
Compensation expenses of $1.1 billion increased 2% from a year ago.  The compensation to net revenue ratio for the current year was 41% compared with 83% in 2009.  Non-compensation expenses were $877 million compared with $886 million a year ago.14

•
Assets under management or supervision at December 31, 2010 of $279 billion increased from $266 billion a year ago.  The increase reflected market appreciation, partly offset by net customer outflows primarily in Morgan Stanley’s money market funds.

FOURTH QUARTER
Asset Management reported pre-tax income from continuing operations of $356 million compared with a pre-tax loss from continuing operations of $37 million in last year’s fourth quarter.  The quarter’s pre-tax margin was 41%.9  Income after the non-controlling interest allocation and before taxes was $254 million.

•	Net revenues were $858 million compared with $510 million a year ago. Results for the quarter included FrontPoint impairment charges which were partly offset by the Invesco gain noted above.14

•
Net revenues in the Core business13 were $410 million compared with $357 million in last year’s fourth quarter.  Results for the current quarter reflected the Invesco gain and FrontPoint impairment charges noted above.14

•
Net revenues in the Merchant Banking business were $448 million compared with $153 million in last year’s fourth quarter.  The increase in net revenues was primarily driven by principal investment gains in the private equity business and gains of $109 million related to principal investments held by certain consolidated real estate funds.12

•
Compensation expenses of $281 million declined from $310 million a year ago.  The compensation to net revenue ratio for the quarter was 33% compared with 61% a year ago.  Non-compensation expenses of $221 million declined 7% from a year ago.14

YEAR-END COMPENSATION

In recent years, Morgan Stanley has fundamentally restructured the way it compensates employees – becoming the first major U.S. bank to institute a clawback provision for a portion of year-end compensation, creating performance units tied to three-year performance for senior executives, increasing deferred compensation and reducing cash bonuses, among other changes.  For 2010, Morgan Stanley again significantly increased the portion of year-end compensation that is deferred and subject to clawback, while reducing the portion paid in cash.  For year-end compensation, the average amount subject to deferral increased to 60% in 2010 from 40% in 2009.  For members of the Operating Committee, the average amount subject to deferral increased to more than 80% in 2010 from 75% in 2009.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 16.0% and Tier 1 common ratio was approximately 10.5%.9, 15  The return on average common equity from continuing operations for the full year was 8.5%.

As of December 31, 2010, Morgan Stanley had not repurchased any shares of its common stock as part of its capital management share repurchase program.

Book value per common share was $31.49, based on 1.5 billion shares outstanding.

OTHER MATTERS

Excluding the discrete tax gains noted above, the effective tax rate from continuing operations for the full year was 28.0%.

Morgan Stanley announced that its Board of Directors declared a $0.05 quarterly dividend per common share. The dividend is payable on February 15, 2011 to common shareholders of record on January 31, 2011.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

1 Includes preferred dividends and other adjustments, related to the calculation of earnings per share, of approximately $1.1 billion for the year ended December 31, 2010 and $2.3 billion for the year ended December 31, 2009.  Includes preferred dividends and other adjustments, related to the calculation of earnings per share, of approximately $236 million for the quarter ended December 31, 2010 and $241 million for the quarter ended December 31, 2009.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

2 Represents the changes in Morgan Stanley’s credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as “DVA”).

3 Due to DVA, sales and trading net revenue for the year ended December 31, 2010 included negative revenue of $873 million (fixed income: $703 million; equity: $121 million; other: $49 million) and sales and trading net revenue for the year ended December 31, 2009 included negative revenue of $5.5 billion (fixed income: $3.3 billion; equity: $1.7 billion; other: $451 million).

4 MSSB results included revenues and expenses (compensation and non-compensation), related to legacy Smith Barney operations, that were incremental to the Firm’s financial results subsequent to the closing on May 31, 2009.

5 The charge is included in the business segments as follows: Institutional Securities: $269 million, Global Wealth Management Group: $2 million and Asset Management: $1 million.

6 Due to DVA, sales and trading net revenue for the quarter ended December 31, 2010 included negative revenue of $945 million (fixed income: $842 million; equity: $103 million) and sales and trading net revenue for the quarter ended December 31, 2009 included positive (negative) revenue of ($589) million (fixed income: ($453) million; equity: ($221) million; other: $85 million).

7 Net income for the current year included the following activities reported in discontinued operations: a gain of $775 million related to a legal settlement with Discover Financial Services, the results and losses associated with the planned disposition of Revel Entertainment Group, LLC (Revel) of ($1.2) billion, and the results and an after-tax gain of approximately $570 million related to the sale of substantially all of the retail asset management business, including Van Kampen Investments, Inc.  For the quarter ended December 31, 2010, discontinued operations primarily included operating results of Revel and a reduction in the carrying value of the Firm’s investment in Revel from approximately $40 million to $28 million.

8 Source: Thomson Reuters – for the period of January 1, 2010 to December 31, 2010 as of January 6, 2011.

9 Pre-tax margin and Tier 1 common ratios are non-GAAP financial measures that the Firm considers to be useful measures that the Firm and investors use to assess operating performance and capital adequacy.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.  The Tier 1 common ratio equals Tier 1 capital (see note 15) less qualifying perpetual preferred stock, qualifying trust preferred securities and qualifying restricted core capital elements, adjusted for the portion of goodwill and non-servicing intangible assets associated with MSSB non-controlling interests divided by risk-weighted assets.

10 Results for the current year included a realized gain of $313 million on a principal investment previously held by a consolidated investment partnership.  Approximately $180 million of this gain related to third-party investors was recorded in the net income (loss) applicable to non-controlling interests on page 6 of Morgan Stanley’s Financial Supplement accompanying this release.

11 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in net income (loss) applicable to non-controlling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.

12 Results for the current quarter and year included pre-tax income of $103 million and $410 million, respectively, related to principal investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to non-controlling interests on page 11 of Morgan Stanley’s Financial Supplement accompanying this release.

13 The Core business includes traditional, hedge funds and fund of funds asset management.

14 The terms of the restructuring of FrontPoint have been amended and the restructuring is now expected to close in the first quarter of 2011, subject to closing conditions.  For the current year, the impairment charges related to FrontPoint are reported as follows: net revenues: $126 million and non-compensation expenses: $67 million.  For the current quarter, the impairment charges related to FrontPoint are reported as follows: net revenues: $126 million and non-compensation expenses: $9 million.

15 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  These computations are preliminary estimates as of January 20, 2011 (the date of this release) and could be subject to revision in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2010.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009	Change
Net revenues
Institutional Securities	$3,618	$2,895	$3,231	25%	12%	$16,366	$12,853	27%
Global Wealth Management Group	3,353	3,104	3,139	8%	7%	12,636	9,390	35%
Asset Management	858	802	510	7%	68%	2,723	1,337	104%
Intersegment Eliminations	(22)	(21)	(44)	(5%)	50%	(103)	(146)	29%
Consolidated net revenues	$7,807	$6,780	$6,836	15%	14%	$31,622	$23,434	35%

Income (loss) from continuing operations before tax
Institutional Securities	$437	$241	$461	81%	(5%)	$4,338	$1,088	*
Global Wealth Management Group	390	281	231	39%	69%	1,156	559	107%
Asset Management	356	279	(37)	28%	*	723	(653)	*
Intersegment Eliminations	0	0	(2)	--	*	(15)	(11)	(36%)
Consolidated income (loss) from continuing operations before tax	$1,183	$801	$653	48%	81%	$6,202	$983	*

Income (loss) applicable to Morgan Stanley
Institutional Securities	$533	$99	$418	*	28%	$3,747	$1,393	169%
Global Wealth Management Group	166	144	29	15%	*	519	283	83%
Asset Management	168	71	16	137%	*	210	(388)	*
Intersegment Eliminations	0	0	(3)	--	*	(12)	(8)	(50%)
Consolidated income (loss) applicable to Morgan Stanley	$867	$314	$460	176%	88%	$4,464	$1,280	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$600	$(91)	$376	*	60%	$3,594	$(907)	*

Earnings per basic share:
Income from continuing operations	$0.44	$0.07	$0.18	*	144%	$2.48	$(0.82)	*
Discontinued operations	$(0.02)	$(0.14)	$0.11	86%	*	$0.16	$0.05	*
Earnings per basic share	$0.42	$(0.07)	$0.29	*	45%	$2.64	$(0.77)	*

Earnings per diluted share:
Income from continuing operations	$0.43	$0.05	$0.18	*	139%	$2.44	$(0.82)	*
Discontinued operations	$(0.02)	$(0.12)	$0.11	83%	*	$0.19	$0.05	*
Earnings per diluted share	$0.41	$(0.07)	$0.29	*	41%	$2.63	$(0.77)	*

Notes:	-	Results include Morgan Stanley Smith Barney (MSSB) effective from May 31, 2009.
-
Results for the quarters ended Dec 31, 2010, Sept 30, 2010 and Dec 31, 2009 include positive (negative) revenue of $(0.9) billion, $(0.7) billion and $(0.6) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long-term debt.  The twelve months ended Dec 31, 2010 and Dec 31, 2009 include positive (negative) revenue of $(0.9) billion and $(5.5) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long-term debt.

	-	Income (loss) applicable to Morgan Stanley represents consolidated income (loss) from continuing operations applicable to Morgan Stanley before gain (loss) from discontinued operations.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009	Change
Revenues:
Investment banking	$1,761	$1,221	$1,673	44%	5%	$5,122	$5,020	2%
Principal transactions:
Trading	854	1,441	1,173	(41%)	(27%)	9,406	7,722	22%
Investments	688	820	146	(16%)	*	1,825	(1,034)	*
Commissions	1,311	1,068	1,247	23%	5%	4,947	4,233	17%
Asset management, distribution and admin. fees	2,080	1,940	1,974	7%	5%	7,957	5,884	35%
Other	861	187	62	*	*	1,501	837	79%
Total non-interest revenues	7,555	6,677	6,275	13%	20%	30,758	22,662	36%

Interest income	1,944	1,851	1,754	5%	11%	7,278	7,477	(3%)
Interest expense	1,692	1,748	1,193	(3%)	42%	6,414	6,705	(4%)
Net interest	252	103	561	145%	(55%)	864	772	12%
Net revenues	7,807	6,780	6,836	15%	14%	31,622	23,434	35%
Non-interest expenses:
Compensation and benefits	4,061	3,685	3,760	10%	8%	16,048	14,434	11%

Non-compensation expenses:
Occupancy and equipment	380	399	416	(5%)	(9%)	1,570	1,542	2%
Brokerage, clearing and exchange fees	380	332	390	14%	(3%)	1,431	1,190	20%
Information processing and communications	442	412	421	7%	5%	1,665	1,372	21%
Marketing and business development	161	134	153	20%	5%	582	501	16%
Professional services	560	460	531	22%	5%	1,911	1,597	20%
Other	640	557	512	15%	25%	2,213	1,815	22%
Total non-compensation expenses	2,563	2,294	2,423	12%	6%	9,372	8,017	17%

Total non-interest expenses	6,624	5,979	6,183	11%	7%	25,420	22,451	13%

Income (loss) from continuing operations before taxes	1,183	801	653	48%	81%	6,202	983	*
Income tax provision / (benefit) from continuing operations	86	(23)	40	*	115%	739	(341)	*
Income (loss) from continuing operations	1,097	824	613	33%	79%	5,463	1,324	*
Gain (loss) from discontinued operations after tax	(31)	(183)	157	83%	*	239	82	191%
Net income (loss)	$1,066	$641	$770	66%	38%	$5,702	$1,406	*
Net income (loss) applicable to non-controlling interests	230	510	153	(55%)	50%	999	60	*
Net income (loss) applicable to Morgan Stanley	836	131	617	*	35%	4,703	1,346	*
Preferred stock dividend / Other	$236	$222	$241	6%	(2%)	$1,109	$2,253	(51%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$600	$(91)	$376	*	60%	$3,594	$(907)	*

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	867	314	460	176%	88%	4,464	1,280	*
Gain (loss) from discontinued operations after tax	(31)	(183)	157	83%	*	239	66	*
Net income (loss) applicable to Morgan Stanley	$836	$131	$617	*	35%	$4,703	$1,346	*

Pre-tax profit margin	15%	12%	10%			20%	4%
Compensation and benefits as a % of net revenues	52%	54%	55%			51%	62%
Non-compensation expenses as a % of net revenues	33%	34%	35%			30%	34%
Effective tax rate from continuing operations	7.3%	*	6.1%			11.9%	*

Notes:	-	Results include MSSB effective from May 31, 2009.
-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
For the quarter ended December 31, 2010, discontinued operations primarily included charges related to the Firm's investment in Revel Entertainment Group, LLC (Revel).  For the twelve months ended December 31, 2010, discontinued operations primarily included a gain of $775 million related to a legal settlement with Discover Financial Services and a net gain of approximately $570 million related to the sale and charges related to the Firm's investment in the retail asset management business, including Van Kampen, partly offset by a loss of $1.2 billion related to a reduction in the carrying value of the Firm's investment in Revel and other related costs, including operating expenses.

-
The quarter ended December 31, 2010 included a discrete tax gain of approximately $95 million associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated.  Excluding this discrete tax gain, the effective tax rate for the quarter would have been 15.3%.  The full year ended December 31, 2010 included discrete tax gains of approximately $1.0 billion.  Excluding these gains, the effective tax rate for the full year would have been 28.0%.

	-	Preferred stock dividend / Other includes allocation of earnings to Participating Restricted Stock Units and China Investment Corporation equity units.